Eagle Bancorp, Inc. - 10-Q

Exhibit 10.23

CHAIRMAN COMPENSATION AGREEMENT

THIS CHAIRMAN COMPENSATION AGREEMENT (“Agreement”) is made and entered into as of the 31st day of May, 2019, by and among Eagle Bancorp, Inc., a Maryland corporation (“Bancorp”), EagleBank, a Maryland chartered commercial bank and the wholly owned subsidiary of Bancorp (the “Bank”), and Norman R. Pozez (“Pozez”).

WHEREAS, Pozez’s service as Chairman of the Boards of Directors of Bancorp and the Bank, involves a more substantial commitment of time and effort than would ordinarily be required as a member of the Board of Directors, and such service is valuable to the Bancorp and Bank as a result of Pozez’s extensive business and organizational knowledge, judgment, skills, acumen, experience and expertise; and

WHEREAS, Bancorp and the Bank desire to continue to receive the benefit of Pozez’s service in the future, and to induce Pozez to serve as Chairman of the Boards of Directors of the Bancorp and the Bank and to utilize his knowledge, judgment, experience, acumen and expertise on behalf of Bancorp and the Bank, in accordance with the terms and conditions of this Agreement; and

WHEREAS, Pozez desires to continue to serve in such capacities, in accordance with such terms and conditions;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

SERVICE AS CHAIRMAN

1.1          Pozez hereby agrees to serve as Chairman of the Bancorp Board and Bank Board. Notwithstanding anything to the contrary contained herein: (i) Pozez’s service as Chairman of Bancorp shall be subject to his election as a director by the shareholders of Bancorp or appointment as a director by the Bancorp Board; (ii) Pozez’s service as Chairman of the Bank Board shall be subject to his election or appointment as a director by Bancorp, or his appointment as a director by the Bank Board; and (iii) his service as Chairman shall be subject to his election as Chairman by the Bancorp Board and Bank Board, and nothing contained herein shall constitute any agreement, understanding or commitment of the Bancorp to, nominate, appoint or elect Pozez, or cause Pozez to be nominated appointed or elected to the Bancorp Board or Bank Board, or for Pozez to be elected or reelected as Chairman by the Bancorp Board of Bank Board.

1.2          Pozez and the Bank expressly acknowledge that (i) Pozez’s services hereunder shall be solely in his capacity as a member of the Bancorp Board and Bank Board and any committees thereof, and not as an officer or employee, he shall have no management, supervisory or other authority, position, status or power as an officer or employee of Bancorp or Bank; (ii) no employment, partnership or joint venture relationship is created by this Agreement; and (iii) hereby agree that Pozez shall act at all times as an independent contractor hereunder, is responsible for the conduct of his business, including the time and manner in which his services are performed, and (iv) subject to compliance with his obligations under this Agreement (including but not limited to Articles 4 and 8), Pozez shall be permitted to engage in and pursue such simultaneous business, charitable and civic activities and interests as he may desire.

ARTICLE 2

CERTAIN DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

2.1          “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling fifty percent (50%) or more of the outstanding voting interests of such Person, (iii) any officer, director, general partner, managing member, or trustee of, or Person serving in a similar capacity with respect to, such Person, or (iv) any Person who is an officer, director, general partner, member, trustee, or holder of fifty percent (50%) or more of the voting interests of any Person described in clauses (i), (ii), or (iii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2.2          “Bancorp” is defined in introductory paragraph of this Agreement. If Bancorp is merged into any other Entity, or transfers substantially all of its business operations or assets to another Entity, the term “Bancorp” shall be deemed to include such successor Entity for purposes of applying Article 8 of this Agreement.

2.3          “Bank” is defined in introductory paragraph of this Agreement. If the Bank is merged into any other Entity, or transfers substantially all of its business operations or assets to another Entity, the term “Bank” shall be deemed to include such successor Entity for purposes of applying Article 8 of this Agreement.

2.4          “Bancorp Board” means the Board of Directors of Bancorp.

2.5          “Bank Board” means the Board of Directors of the Bank.

2.6          “Bank Entity” or “Bank Entities” means and includes any of the Bank, Bancorp and their Affiliates.

2.7          “Bank Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over the Bank Entities or any transaction contemplated, undertaken or proposed to be undertaken by the Bank entities, including, but not necessarily be limited to:

(a)          the Federal Deposit Insurance Corporation or any other federal or state depository insurance organization or fund;

(b)          the Federal Reserve System, the Maryland Division of Financial Institutions, or any other federal or state bank regulatory or commissioner’s office;

(c)          any Person established, organized, owned (in whole or in part) or controlled by any of the foregoing; and

(d)          any predecessor, successor or assignee of any of the foregoing.

2.8          “Change in Control” means and shall be deemed to have occurred if:

(a)

there shall be consummated (i) any consolidation, merger, share exchange, or similar transaction relating to Bancorp, or pursuant to which shares of Bancorp’s capital stock are converted into cash, securities of another entity and/or other property, other than a transaction in which the holders of Bancorp’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving entity, or (ii) any sale of all or substantially all of the assets of Bancorp, other than a transfer of assets to a related Person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of the U.S. Treasury Regulations;

(b)

any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of Bancorp representing more than fifty percent (50%) of the voting power of all outstanding securities of Bancorp entitled to vote generally in the election of directors of Bancorp (including, without limitation, any securities of Bancorp that any such Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such Person); or

(c)

over a twelve (12) month period, a majority of the members of the Board of Directors of Bancorp are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Board of Directors of Bancorp in office prior to such appointment or election.

(d)

Notwithstanding the foregoing, if the event purportedly constituting a Change in Control under Section 2.8(a), Section 2.8(b), or Section 2.8(c) does not also constitute a “change in ownership” of Bancorp, a “change in effective control” of Bancorp or a “change in the ownership of a substantial portion of the assets” of Bancorp within the meaning of Section 409A, then such event shall not constitute a “Change in Control” hereunder.

2.9          “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

2.10        “Competitive Business” means the banking and financial services business, which includes, without limitation, consumer savings, commercial banking, the insurance and trust business, the savings and loan business and mortgage lending, or any other business in which any of the Bank Entities is engaged or has invested significant resources within the prior six (6) month period in preparation for becoming actively engaged.

2.11        “Competitive Products or Services” means, as of any time, those products or services of the type that any of the Bank Entities is providing, or is actively preparing to provide, to its customers.

2.12        “Disability” means a mental or physical condition which, in the good faith opinion of the Board of Directors of Bancorp, renders Pozez, with reasonable accommodation, unable or incompetent to carry out the material responsibilities which Pozez performed, or the material duties to which Pozez was entrusted at the time the disability was incurred, which has existed for at least three (3) months and which in the opinion of a physician mutually agreed upon by Bancorp and Pozez (provided that neither party shall unreasonably withhold such agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of nine (9) months.

2.13        “Effective Date” means March 21, 2019.

2.14        “Expiration Date” means December 31, 2019 or such later date in the event that the Term is renewed in accordance with Section 3.1 herein.

2.15        “Person” means any individual or entity.

2.16        “Termination Date” means the Expiration Date or such earlier date on which the Term expires pursuant to Section 3.3 or is terminated pursuant to Article 7, as applicable.

Other terms are defined throughout this Agreement and have the meanings so given them.

ARTICLE 3

TERM; NO IMPEDIMENTS

3.1.         Initial Term. The initial term of Pozez’s service hereunder shall commence as of (the Effective Date and shall continue until the Expiration Date, unless earlier terminated in accordance with the provisions hereof.

3.2         Automatic Extension. Upon the Expiration Date and each anniversary thereof, the term hereof shall be extended for one additional year, and the Expiration Date shall be advanced one year, unless (i) this Agreement is earlier terminated in accordance with the provisions hereof, or (ii) Bancorp and Bank shall have provided written notice to Pozez, not less than 30 days prior to then current Expiration Date, of their desire to terminate this Agreement upon expiration of the then current term.

3.3         Term Defined.  For purposes hereof the “Term” of this Agreement shall be the Initial Term as set forth in Section 3.1, as extended from time to time in accordance with Section 3.2, through the Termination Date.

3.3         No Impediments.  Pozez represents and warrants to the Bank that he is not subject to any legal obligations or restrictions that would prevent or limit his entering into this Agreement and performing his services hereunder.

ARTICLES 4

SERVICES

4.1         Nature and Substance.  During the term hereof, Pozez shall perform the duties, functions and obligations customarily associated with the Chairman of a board of directors, and such duties, functions, services or obligations as may be requested from time to time by the Board of Directors of Bancorp or the Bank, as the case may be.  In particular, Pozez shall use his business and organizational knowledge, judgment, skills, acumen, experience, expertise in connection with the oversight and coordination of the corporate governance and legal and ethical compliance and supervisory efforts of the Boards of Directors, and interaction and interface with the Company’s and Bank’s senior management and regulators.

4.2         Performance of Services.  Pozez agrees to devote appropriate attention, skill and efforts to the performance of his services under this Agreement, and shall use his best efforts and discharge his obligations hereunder to the best of his ability for and on behalf of Bancorp and Bank and toward their successful operation.  Pozez agrees that, without the prior written consent of the Board of Bancorp and Bank, he will not during the Term, directly or indirectly, perform services for or obtain a financial or ownership interest in any other Entity (an “Outside Arrangement”) if such Outside Arrangement would interfere with the satisfactory performance of his duties to Bancorp and Bank, present a conflict of interest with the Bank and/or Bancorp, breach his duty of loyalty or fiduciary duties to the Bank and/or Bancorp, or otherwise conflict with the provisions of this Agreement.  Pozez represents that it is his good faith belief that as of the date hereof, he was not, directly or indirectly, performing services for or obtained a financial or ownership interest in any Outside Arrangement that would violate the preceding sentence. Except for such Outside Interests for which, directly or indirectly, he performs services or in which he has obtained a financial or ownership interest as of the date hereof, Pozez shall promptly notify the Chief Executive Officer of the Company and Bank and the Lead Director of the Company and Bank of any Outside Arrangement for which, directly or indirectly, he performs services or in which he obtains a financial or ownership interest, provide the Chief Executive Officer of the Company and Bank and the Lead Director of the Company and Bank with any written agreement in connection therewith and respond fully and promptly to any questions that the Chief Executive Officer of the Company and Bank and the Lead Director of the Company and Bank may ask with respect to any Outside Arrangement.  If the Chief Executive Officer of the Company and Bank and the Lead Director of the Company and Bank determine that Pozez’s participation in an Outside Arrangement would interfere with his satisfactory performance of his duties to the Bancorp or Bank, present a conflict of interest with the Bank and/or Bancorp, breach his duty of loyalty or fiduciary duties to the Bank and/or Bancorp, or otherwise conflict with the provisions of this Agreement, Pozez shall not undertake, or shall cease, such Outside Arrangement as soon as feasible after the Chief Executive Officer notifies him of such determination.  Notwithstanding any provision hereof to the contrary, this Section 4.2 does not restrict Pozez’s right to (i) own securities of any entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, provided that his total ownership constitutes less than two percent (2%) of the outstanding securities of such company.

 4.3         Compliance with Law.  Pozez shall comply with all laws, statutes, ordinances, rules and regulations relating to his retention and duties.

ARTICLE 5

COMPENSATION

5.1.        In payment for all services rendered pursuant to this Agreement, or otherwise provided in his capacity as a member of the Bank Board and/or Bancorp Board, or any committee thereof, and the covenants contained herein, the Bank shall pay to Pozez the following in lieu of any retainer, annual fee, monthly fee, meeting fee, award of equity based compensation or other compensation paid to members of the Bank Board of Bancorp Board generally for service or attendance as a member thereof or any committee thereof; and in lieu of participation in any welfare or benefit plan, program or arrangement made available to any director or employee of the Bancorp or Bank:

5.1.1      Annual Compensation.  Pozez shall be paid an annual retainer during the initial Term (“Annual Compensation”) of nine hundred thousand dollars ($900,000) on an annualized basis.  The Bank shall pay Pozez’s Annual Compensation in equal installments monthly, consistent with the frequency of payments to other non-employee members of the Boards of Directors of Bancorp and the Bank.  The Annual Compensation shall automatically be increased by an amount not less than 5%, as determined by the Compensation Committee of the Board of Directors of Bancorp, during each subsequent calendar year. Such amount, as increased, shall become the Annual Compensation for subsequent periods. Pozez shall not participate in any consideration of his compensation under this Agreement.

5.1.2      Equity Compensation. (a) On the first anniversary of the Effective Date (the “Award Date”), Pozez shall be granted an award of shares of restricted stock under Bancorp’s 2016 Stock Plan, or successor or substitute equity compensation plan, having a fair value as of the Award Date of $705,205.50 (the “Initial Equity Award Value”), with the number of shares subject to such award being determined by dividing the Initial Equity Award Value by the closing price of Bancorp common stock on The Nasdaq Capital Market on the Award Date, and rounding down to the next lower whole number of shares.  Such award shall vest in three substantially equal annual installments, commencing on the first anniversary of the Award Date, provided however, that no fractional shares shall vest, provided further, that any fractional share to which Pozez would have been entitled shall be rolled forward until the sum of all fractional shares shall result in the vesting of a whole share.

(b) On the second anniversary of the Award Date, Pozez shall be granted an award of shares of restricted stock having a grant date fair value equal to at least $945,000, such amount to be determined by the Compensation Committee of the Board of Directors of Bancorp (the “Equity Award Value”), with the number of shares subject to such award being determined by dividing the Equity Award Value by the closing price of Bancorp common stock on The Nasdaq Capital Market on the applicable award date, and rounding down to the next lower whole number of shares.  Such award shall vest in three substantially equal annual installments, commencing on the first anniversary of the applicable award date, provided however, that no fractional shares shall vest, provided further, that any fractional share to which Pozez would have been entitled shall be rolled forward until the sum of all fractional shares shall result in the vesting of a whole share.

(c) On the third anniversary of the Award Date, Pozez shall be granted an award of shares of restricted stock having a grant date fair value equal to at least 105% of the Equity Award Value, as determined by the Compensation Committee of the Board of Directors of Bancorp, and on each subsequent anniversary of the Award Date, Pozez shall be granted an award of shares of restricted stock having a grant date fair value equal to at least 105% of the prior year’s Equity Award Value, such amount to be determined by the Compensation Committee of the Board of Directors of Bancorp.  Such amount, as increased, shall become the Equity Award Value for subsequent periods.

(d) For purposes of awards under Subparagraphs (b) and (c) of this Section, the number of shares subject to such award being determined by dividing the then applicable Equity Award Value by the closing price of Bancorp common stock on The Nasdaq Capital Market (“Nasdaq”) on the applicable award date, and rounding down to the next lower whole number of shares.  Such award shall vest in three substantially equal annual installments, commencing on the first anniversary of the applicable award date, provided however, that no fractional shares shall vest, provided further, that any fractional share to which Pozez would have been entitled shall be rolled forward until the sum of all fractional shares shall result in the vesting of a whole share. In the event that any applicable award date hereunder shall not be a trading day on Nasdaq, then such award shall be made on the next succeeding day that is a trading day on Nasdaq.

(e)         The Company shall cause the award agreement relating to awards of restricted stock under this Section to accurately reflect the provisions of this Agreement.

5.1.3       Expenses.  Bancorp and Bank shall, promptly upon presentation of proper expense reports therefor, pay or reimburse Pozez, in accordance with the policies and procedures established from time to time by Bancorp and Bank for their directors, for all reasonable and customary travel (other than local use of an automobile) and other out-of-pocket expenses incurred by Pozez in performing his duties as Chairman.

5.2         Taxation Pozez agrees that he will be treated by Bancorp and Bank as an independent contractor for purposes of all taxes (local, state and federal).  As an independent contractor, Pozez acknowledges that he will not be entitled to receive unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that he is injured in any manner while performing obligations under this Agreement.  Pozez will be solely responsible to pay any and applicable all local, state and/or federal income and social security and unemployment taxes.  Pozez will reimburse Bancorp and Bank for fifty percent (50%) of any tax amounts or penalties it may become obligated to pay in respect of amounts paid to him, in the event Pozez is ultimately determined to be an employee, rather than an independent contractor, by any court or governmental or administrative agency.

5.3         Life Insurance.  Bancorp and/or Bank may, at its cost, obtain and maintain “key-man” life insurance and/or company/Bank-owned life insurance on Pozez in such amount as determined by the Bancorp Board or Bank Board from time to time.  Pozez agrees to cooperate fully and to take all actions reasonably required by Bancorp or Bank in connection with such insurance.

5.4         Other Benefits.     Pozez shall be eligible to participate in any other life, disability, health or other insurance benefit as may from time to time be generally available to non-employee directors of Bancorp or the Bank, if any, on the same terms and conditions as other non-employee directors may participate.

ARTICLE 6

CONDITIONS SUBSEQUENT TO CONTINUED OPERATION AND EFFECT OF AGREEMENT

6.1          Continued Approval by Bank Regulatory Agencies.  This Agreement and all of its terms and conditions, and the continued operation and effect of this Agreement and the Bancorp’s and Bank’s continuing obligations hereunder, shall at all times be subject to continuing approval of any and all Bank Regulatory Agencies whose approval is a necessary prerequisite to the continued operation, or in the case of Bancorp, ownership and control, of the Bank.  Should any term or condition of this Agreement, upon review by any Bank Regulatory Agency, be found to violate or not be in compliance with any then-applicable statute or any rule, regulation, order or understanding promulgated by any Bank Regulatory Agency, or should any term or condition required to be included herein by any such Bank Regulatory Agency be absent, this Agreement may be rescinded and terminated by the Bank if the parties hereto cannot in good faith agree upon such additions, deletions or modifications as may be deemed necessary or appropriate to bring this Agreement into compliance.

ARTICLE 7

TERMINATION

Prior to the Expiration Date, the Term of this Agreement may be terminated as provided below in this Article 7.

7.1         Termination for Death or Disability.  The Term shall automatically terminate upon the death of Pozez or upon the determination by the Board of Directors of Bancorp that Pozez is suffering from a Disability.

7.2         Termination by Pozez.  Pozez shall have the right to terminate the Term at any time by tendering his resignation as a member of the Bancorp Board and Bank Board and all committees thereof, such termination to be effective on the date ninety (90) days after the date on which Pozez gives such notice to Bancorp and the Bank unless Bancorp and the Bank advise Pozez in writing of an earlier date on which such termination is to be effective, or Bancorp, the Bank and Pozez agree in writing to a later date on which such termination is to be effective.

7.3.        Automatic Termination upon Termination of Status as a Director.  This Agreement shall automatically terminate if (i) Pozez is not reelected as a member of the Bancorp Board and Bank Board at any annual meeting of shareholders of Bancorp and/or Bank, unless within 15 days thereafter, he is appointed to the Board by action of the Bancorp Board or Bank Board; or (ii) Pozez is removed as a member of the Board of Directors of Bancorp and Bank.

7.4         Termination by Bancorp and the Bank.  This Agreement shall automatically terminate if (i) the Boards of Directors of the Bancorp and Bank fail to reappoint Pozez as Chairman at the organizational or first regular meeting of the Board of Directors of Bancorp and the Bank following the Annual Meeting of Shareholders of the Bancorp; or (ii) the Boards of Directors of the Bancorp and Bank remove Pozez as Chairman, or elect another director as Chairman; in each case whether or not Pozez remains a member of the Board of Directors.

7.5          Post-Termination Payment of Annual Compensation and Expenses; Vesting.  Following termination under the provisions of Section 7.1, Section 7.2, Section 7.3 or Section 7.4, Pozez (or his estate) shall not be entitled to any further payment except as follows: (a) Bank shall pay any unpaid Annual Compensation due for the period prior to the Termination Date; (b) following submission of proper expense reports, Bank shall reimburse expenses incurred prior to the Termination Date and subject to reimbursement pursuant to Section 5.1.3 hereof.  These payments shall be made promptly upon termination and within the period of time mandated by law; (c) such termination shall not have any effect on unvested awards of shares of restricted stock or other equity compensation awarded under Section 5.1.2 if Pozez shall remain a member of the Board of Directors of Bancorp or Bank; and (d) in the event that Pozez does not remain a member of the Boards of Directors of Bancorp and the Bank following such termination, or in the event that Pozez shall initially remain a member of the Boards of Directors of Company or Bank and subsequently cease to be a member of the Boards of Directors of Bancorp or Bank, all unvested awards shall vest on the date of termination, or on the date on which Pozez ceases to be a member of both Boards of Directors.

7.6.1      Termination Following a Change in Control. In the event that:

(a)         this Agreement is terminated by Bancorp and/or Bank pursuant to Section 7.3 or Section 7.4 within 12 months following a Change on Control, or

(b)        (i) Bancorp and/or Bank is not the successor, surviving or resulting company or institution following a Change in Control, and (ii) Pozez is not, from and after the effectiveness of such Change in Control, the duly elected or appointed Chairman of such successor, surviving or resulting company or institution, then in case of each of (a) or (b), and provided that Pozez signs and delivers to the Bank no later than twenty-one (21) days after the Termination Date (the “Submission Period”), a General Release and Waiver in the form attached to this Agreement as Exhibit A (the “Release”), Pozez shall be paid a lump sum cash payment equal to 1.99 times the sum of (i) his then current Annual Compensation and (ii) the value of the most recent Equity Award Value (such sum, the “Change in Control Payment”), provided that Pozez shall be entitled to receive only one Change in Control Payment.

7.6.2       Limitation on Payment.     Notwithstanding anything in this Agreement to the contrary, to the extent that any Payment to Pozez under Section 7.6.1 may be subject to Section 280G of the Code, or successor provision, if any portion of the Change in Control Payment (together with any other payment distributions in the nature of compensation by any Bank Entity to or for the benefit of Pozez (including, but not limited to, the value of acceleration in vesting in restricted stock, options or any other equity based compensation), whether or not paid or payable or distributed or distributable pursuant to this Agreement, which is required to be taken into consideration in applying Section 280G(b)(2)(A) of the Code) would otherwise constitute a parachute payment (within the meaning of Section 280G(b)(2) of the Code), the amount payable to Pozez shall automatically be reduced by the smallest amount necessary so that no portion of such payments will be a parachute payment.  If any such payments are to be paid in other than a lump sum, such reduction shall be applied in such order as Pozez designates, subject to the approval of Bancorp, not to be unreasonably withheld, conditioned or delayed. If, despite the foregoing sentence, a payment shall be made to Pozez that would constitute a parachute payment, Pozez shall have no right to retain such payment and, immediately upon being informed of the impropriety of such payment, shall return such payment to Bancorp  or the Bank or other Bank Entity that was the payer thereof, together with interest at the applicable federal rate determined pursuant to Section 1274(d) of the Code. All determinations required pursuant to this paragraph shall be made by a reputable law or accounting firm selected by Bancorp and Bank to make a determination.

7.6.3       Compliance with Section 409A.

(a)           It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall not be subject to, or shall be in accordance with, Section 409A, and thus avoid the imposition of any tax and interest on Pozez pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent.  Pozez acknowledges and agrees that he shall be solely responsible for the payment of any tax or penalty which may be imposed or to which he may become subject as a result of the payment of any amounts under this Agreement.

(b)          Notwithstanding any provision of this Agreement to the contrary, if Pozez is a “specified employee” at the time of his “separation from service”, any payment of “nonqualified deferred compensation” (in each case as determined pursuant to Section 409A) that is otherwise to be paid to Pozez within six (6) months following his separation from service, then to the extent that such payment would otherwise be subject to interest and additional tax under Section 409A(a)(l)(B) of the Code, such payment shall be delayed and shall be paid, without interest, on the first business day of the seventh calendar month following Pozez’s separation from service, or, if earlier, upon Pozez’s death.  Any deferral of payments pursuant to the foregoing sentence shall have no effect on any payments that are scheduled to be paid more than six (6) months after the date of separation from service.

(c)         The parties hereto agree that they shall take such actions as may be necessary and permissible under applicable law, regulation and guidance to amend or revise this Agreement in order to ensure that Section 409A(a)(l)(B) does not impose additional tax and interest on payments made pursuant to this Agreement.

ARTICLE 8

CONFIDENTIALITY; NON-COMPETITION; NON-INTERFERENCE

8.1          Confidential Information.  Pozez, during his service as a member of the Boards of Directors of Bancorp and Bank, has had and will have access to and become familiar with, various confidential and proprietary information of the Bank and Bancorp and/or relating to the business of the Bank and Bancorp (“Confidential Information”), including, but not limited to: business plans; operating results; customer data; internal working documents and communications; relationships with and supervision by the Bank’s and Bancorp’s federal and state regulators, and other materials related to the businesses or activities of the Bank and Bancorp which is not generally made available to the public.  Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement. Notwithstanding the foregoing, “Confidential Information” shall not include (1) information that is or becomes public without a breach of the Agreement, (2) information that became available to Pozez on a non-confidential basis from a source not bound, to the Pozez’s knowledge, by a non-disclosure agreement that covers the relevant information, (3) information that Pozez knows (and can demonstrate that he knows) before commencing employment with the Bank, and (4) information required to be disclosed by law after notice so that the Bancorp and Bank can contest the required disclosure or seek some other protection.

8.2          Nondisclosure.  Pozez hereby covenants and agrees that he shall not, directly or indirectly, disclose or use, or authorize any person to disclose or use, any Confidential Information (whether or not any of the Confidential Information is novel or known by any other person); provided however, that this restriction shall not apply to the use or disclosure of Confidential Information (i) to any governmental entity to the extent required by law, or (ii) which is or becomes publicly known and available through no wrongful act of Pozez or any affiliate of Pozez. Notwithstanding the foregoing, Pozez, Bancorp and Bank acknowledge and agree that nothing contained in this Article 8 shall be interpreted, construed, asserted or enforced by Bancorp or Bank to prohibit Pozez from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  Further, nothing contained in this Agreement or any Release and Waiver shall be interpreted, construed, asserted or enforced by the Bank or Bancorp to prohibit or disqualify Pozez from being awarded, receiving and/or enjoying the benefit of, any award, reward, emolument or payment, or other relief of any kind whatsoever, from any agency, which is provided based upon Pozez’s providing information to any such agency as a whistleblower under applicable law or regulation. Bancorp and the Bank hereby waives any right to assert or enforce the provisions of this agreement in a manner which would impede any whistleblower activity in accordance with applicable law or regulation.

8.3          Documents.  All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Pozez, or otherwise provided to or coming into the possession of Pozez, that contain any Confidential Information about or pertaining or relating to the Bank or Bancorp (the “Company Information”) shall at all times remain the exclusive property of the Bank and Bancorp. Following the termination of Pozez’s service as a member of the Board of Directors of the Bank and/or Bancorp, or at such other time as the Chairman of the Board of Directors of the Bank or Bancorp may request or the Board of Directors of the Bank or Bancorp by resolution determine, Pozez shall take reasonable efforts to (i) return to the Bank and Bancorp all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks or other media containing or embodying any Document or Company Information; and (ii) purge and destroy all Documents and Company Information in any intangible form (including computerized, digital or other electronic format).

8.4          Non-Competition.  Pozez hereby acknowledges and agrees that, during the course of his service to the Bank Entities, in addition to his access to Confidential Information, Pozez has become, and will become, familiar with and involved in all aspects of the business and operations of the Bank Entities. Pozez hereby covenants and agrees that during the Term until the date twenty four (24) months after the Termination Date (the “Restricted Period”), Pozez will not at any time (except for the Bank Entities), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise):

(a)

provide any advice, assistance or services of the kind or nature which he provided to any of the Bank Entities or relating to business activities of the type engaged in by any of the Bank Entities within the preceding two years, to any Person who owns or operates a Competitive Business or to any Person that is attempting to initiate or acquire a Competitive Business (in either case, a “Competitor”) if (i) such Competitor operates, or is planning to operate, any office, branch or other facility (in any case, a “Branch”) that is (or is proposed to be) located within a fifty (50) mile radius of the Bank’s headquarters or any Branch of the Bank Entities and (ii) such Branch competes or will compete with the products or services offered or planned to be offered by the Bank Entities during the Restricted Period; or

(b)	sell or solicit sales of Competitive Products to Persons within such 50 mile radius, or assist any Competitor in such sales activities.

Notwithstanding any provision hereof to the contrary, this Section 8.4 does not restrict Pozez’s right to (i) own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; provided that his total ownership constitutes less than two percent (2%) of the outstanding securities of such company and that such ownership does not does not violate: (A) the Code of Conduct or any other policy of Bancorp or the Bank, including any policy related to inside information; (B) any applicable securities law; or (C) any applicable standstill or other similar contractual obligation of Bancorp or the Bank.

8.5          Non-Interference.  Pozez hereby covenants and agrees that during the Restricted Period, he will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, member, manager, employee, contractor, consultant or any other capacity):

(a)           induce or attempt to induce any customer, supplier, officer, director, employee, contractor, consultant, agent or representative of, or any other Person that has a business relationship with any Bank Entity, to discontinue, terminate or reduce the extent of its, his or her relationship with any Bank Entity or to take any action that would disrupt or otherwise damage any such relationship;

(b)           solicit any customer of any of the Bank Entities for the purpose of providing any Competitive Products or Services to such customer (other than any solicitation to the general public that is not disproportionately directed at customers of any Bank Entity); or

(c)           solicit any employee of any of the Bank Entities to commence employment with, become a consultant or independent contractor to or otherwise provide services for the benefit of any other Competitive Business.

In applying this Section 8.5:

(i)            the term “customer” shall be deemed to include, at any time, any Person to which any of the Bank Entities had, during the six (6) month period immediately prior to such time, (A) sold any products or provided any services or (B) submitted, or been in the process of submitting or negotiating, a proposal for the sale of any product or the provision of any services;

(ii)           the term “supplier” shall be deemed to include, at any time, any Person which, during the six (6) month period immediately prior to such time, (A) had sold any products or services to any of the Bank Entities or (B) had submitted to any of the Bank Entities a proposal for the sale of any products or services;

(iii)          for purposes of clause (c), the term “employee” shall be deemed to include, at any time, any Person who was employed by any of the Bank Entities within the prior six (6) month period (thereby prohibiting Pozez from soliciting any Person who had been employed by any of the Bank Entities until six (6) months after the date on which such Person ceased to be so employed); and

(iv)          If during the Restricted Period any employee of any of the Bank Entities accepts employment with or is otherwise retained by any Competitive Business of which Pozez is an owner, director, officer, manager, member, employee, partner or employee, or to which Pozez provides material services, it shall be presumed that such employee was hired in violation of the restriction set forth in clause (c) of this Section 8.5, with such presumption to be overcome only upon Pozez’s showing by a preponderance of the evidence that he was not directly or indirectly involved in the hiring, soliciting or encouraging such employee to leave employment with the Bank Entities.

8.6          Nondisparagement.  During the Restricted Period, the Director shall not, directly or indirectly, orally or in writing, in any forum, or by means of any medium (including, but not limited to, television or radio, newspapers, newsletters, magazines, circulars, blogs, computer networks or bulletin boards, or any other form of communication), make to any third party (including but not limited to any customer, former customer or potential customer of the Bank or Bancorp or any Bank Entity, any employee or other representative of any bank regulatory agency, or any employee of the Bank or Bancorp or any Bank entity, any disparaging or defamatory statements about the Bank or Bancorp or Bank entity.  Nothing in this Section 8.6 shall apply to any communication with any governmental entity to the extent required by law.

8.7          Injunction. In the event of any breach or threatened or attempted breach of any provision of this Article 8 by Pozez, Bancorp and Bank shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Pozez and each and every other Person concerned therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, in each case without being required to furnish any bond or other security.

8.7          Reasonableness.

8.7.1       Pozez has carefully read and considered the provisions of this Article 8 and, having done so, acknowledges that he fully understands them, that he has had the opportunity to consult with counsel of his own choosing regarding the meaning and effect of such provisions at his election, and he agrees that the restrictions and agreements set forth in this Article 8 are fair and reasonable and are reasonably required for the protection of the interests of the Bank Entities and their respective businesses, shareholders, directors, officers and employees.  Pozez further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain his ability to earn a livelihood. Pozez further acknowledges that his services as a Director has been and shall continue to be of special, unique and extraordinary value to the Bank.

8.7.2       If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 8 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

8.8         Additional Obligations.

8.8.1      Cooperation.  During and after Pozez’s service, Pozez shall fully cooperate with the reasonable requests of Bancorp and the Bank, including providing information, with regard to any matter that Pozez has knowledge of as a result of Pozez’s service as a Director or Chairman of Bancorp and Bank. Pozez further agrees to comply with any reasonable request by Bancorp and the Bank to assist in relation to any investigation into any actual or potential irregularities, including without limitation assisting with any threatened or actual litigation concerning the Bancorp or Bank, giving statements/affidavits, meeting with legal and/or other professional advisors, and attending any legal hearing and giving evidence; provided that Bancorp and/or the Bank shall reimburse Pozez for any reasonable out-of-pocket expenses reasonably incurred by Pozez in giving such assistance.  Pozez agrees to notify Bancorp and the Bank immediately if Pozez is contacted by any third parties for information or assistance with any matter concerning Bancorp or the Bank and agrees to co-operate with Bancorp and the Bank with regard to responding to such requests.

ARTICLE 9

MISCELLANEOUS

9.1          Assignability.  Pozez shall have no right to assign this Agreement or any of his rights or obligations hereunder to another party or parties.  Bancorp and Bank may assign this Agreement to any of its Affiliates or to any Person that acquires a substantial portion of the operating assets of Bancorp or Bank. Upon any such assignment by Bancorp or Bank, references in this Agreement to Bancorp or Bank shall automatically be deemed to refer to such assignee instead of, or in addition to, Bancorp or Bank, as appropriate in the context.

9.2.         Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof. Any action to enforce any provision of this Agreement may be brought only in a court of the State of Maryland or in the United States District Court for the District of Maryland.  Accordingly, each party (a) agrees to submit to the jurisdiction of such courts and to accept service of process at its address for notices and in the manner provided in Section 9.3 for the giving of notices in any such action or proceeding brought in any such court and (b) irrevocably waives any objection to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient or inappropriate forum.

9.3.        Notices.  All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given as follows: (a) when hand delivered to the other party; (b) when received by facsimile at the facsimile number set forth below, provided, however, that any notice given by facsimile shall not be effective unless either (i) a duplicate copy of such facsimile notice is promptly given by depositing the same in a United States post office first-class postage prepaid and addressed to the applicable party as set forth below or (ii) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or by any other method permitted under this section; or (c) when deposited in a United States post office with first-class certified  mail, return receipt requested, postage prepaid and addressed to the applicable party as set forth below; or (d) when deposited  with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL WorldWide Express being deemed approved by the parties), postage prepaid, addressed to the applicable party as set forth below with next-business day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider.  Any notice given by facsimile shall be deemed received on the date on which notice is received except that if such notice is received after 5:00 p.m. (recipient’s time) or on a non-business day, notice shall be deemed given the next business day).  Any notice sent by Untied States mail shall be deemed given three (3) business days after the same has been deposited in the United States mail.  Any notice given by national overnight delivery service shall be deemed given on the first business day following deposit with such delivery service.  For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday, Sunday or day that is a legal holiday in Montgomery County, Maryland.  The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

To:	Bancorp or Bank
c/o Susan G. Riel
7830 Old Georgetown Road
Bethesda, MD 20814
Fax No.: 301-841-9872
Email: sriel@eaglebankcorp.com

To: Pozez, as set forth on the signature page hereof

9.4.         Entire Agreement.  This Agreement contains all of the agreements and understandings between the parties hereto with respect to Pozez’s service as Chairman of Bancorp and Bank and the subject matter hereof.

9.5.         Headings.  The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.6.        Severability.  Should any party of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such provisions or portion of such provision shall be deemed severed herefrom, and  such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

9.7.        Amendment; Waiver.  Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought, which expressly states an intention to amend, modify, change, waive, discharge or terminate this Agreement. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

9.8.        Gender and Number.  As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

9.9.        Binding Effect.  This Agreement is and shall be binding upon, and inures to the benefit of, Bancorp and the Bank, their respective successors and assigns, and Pozez and his heirs, executors, administrators, and personal and legal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EAGLE BANCORP, INC.

By:
Name: Susan G. Riel
Title: President and Chief Executive Officer

EAGLEBANK

By:
Name: Susan G. Riel
Title: President and Chief Executive Officer

Norman R. Pozez
8191 Strawberry Lane
Suite #3
Falls Church, Virginia 22042